Exhibit 99.1

Full Circle Capital Announces New Senior Revolving Credit Facility

Sovereign Bank Provides Improved Pricing

RYE BROOK, NY, June 3, 2013 – Full Circle Capital Corporation (NASDAQ:FULL) today announced the closing of a new three-year, senior revolving credit facility with Sovereign Bank, N.A.

The new $32.5 million credit facility has a maturity date of June 3, 2016. Borrowings under the facility will bear interest based on a tiered rate structure, depending upon utilization, ranging from LIBOR plus 3.25% to 4.00% per annum, or from Sovereign’s prime rate plus 1.25% to 2.00% per annum, based on Full Circle’s election at the time of borrowing. A portion of the borrowings under the credit facility are expected to initially bear interest at a rate of LIBOR plus 3.75% per annum while the remaining borrowings are expected to bear interest at Sovereign’s prime rate plus 1.75% per annum. This represents a significant improvement in the cost of debt capital from Full Circle’s prior revolving credit facility, which bore interest at LIBOR plus 5.50% per annum.

“Refinancing our credit facility with improved interest rates is an important part of the strategic initiatives we have been undertaking to optimize Full Circle’s capital structure,” said John Stuart, Chief Executive Officer of Full Circle Capital Corporation. “This new facility positions us to significantly reduce our cost of debt capital which we believe will further our goal of growing net investment income for our stockholders.”

About Full Circle Capital

Full Circle Capital Corporation (NASDAQ: FULL) is a Rye Brook, New York based closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle Capital lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries. Full Circle Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s web site www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle Capital's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle Capital's filings with the Securities and Exchange Commission. Full Circle Capital undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
John E. Stuart, CEO	Stephanie Prince/Jody Burfening
Full Circle Capital Corporation	Lippert/Heilshorn & Associates
914-220-6300	212-838-3777
jstuart@fccapital.com	sprince@lhai.com

###